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Exhibit 99

David P. Bolger Joins Aon Corporation
as EVP of Finance and Administration

        CHICAGO, IL—January 9, 2003—Aon Corporation (NYSE: AOC) today announced that David P. Bolger, 45, has joined Aon as Executive Vice President—Finance and Administration. In April 2003, Mr. Bolger will assume the additional position of Chief Financial Officer succeeding Harvey N. Medvin, 66, in that position.

        "We are very pleased to have David join our executive management team", said Patrick G. Ryan, Chairman and CEO of Aon. "I have known David during his many years in the banking industry and believe that his financial acumen, coupled with his experience leading major businesses, will be a tremendous asset to Aon." In this new position, Mr. Bolger reports to Mr. Ryan.

        Mr. Bolger's career spans more than 20 years working for Bank One Corporation and its predecessor companies, American National Bank and Trust Company and First Chicago Corporation. Starting his career with American National Bank in 1980, Mr. Bolger earned the position of EVP and Chief Financial Officer in 1989 and was later promoted to SVP and Treasurer of American National's parent, First Chicago Corporation. He then returned to American National Bank to serve as President and CEO from 1996 to 1999. Mr. Bolger later advanced to the position of EVP of Bank One Corporation, following its merger with First Chicago NBD, managing businesses with approximately 10,000 employees and revenues exceeding $2 billion. At various times, he was responsible for large corporate, middle market, and international banking, as well as, treasury management services and merger integration.

        Mr. Bolger serves on the Board of Trustees of Mercy Hospital and chairs the Finance Committees of the Board of Trustees of the Chicago Historical Society and Lincoln Park Zoo. He is a graduate of Marquette University and holds a masters degree from Northwestern University's Kellogg Graduate School of Management.

        Aon Corporation (www.aon.com) is a holding company that is comprised of a family of insurance brokerage, consulting and insurance underwriting subsidiaries.

        This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, rating agency actions, the cost and availability of financing, the completion, cost and timing of the capital enhancement plan, changes in commercial property and casualty premium rates, the competitive environment, the actual cost of resolution of contingent liabilities and other loss contingencies, the ultimate impact of the business transformation plan, and the timing and resolution of related insurance and reinsurance issues relating to the events of September 11, 2001. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission.

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Investor Contact:	Sean O'Neill Vice President, Financial Relations 312-381-3983

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  Exhibit 99